UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2010

SONIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-18859	73-1371046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Johnny Bench Drive Oklahoma City, Oklahoma		73104
(Address of Principal Executive Offices)		(Zip Code)

(405) 225-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2010, Leonard Lieberman retired from the Board of Directors of Sonic Corp. (the “Company”). Also, on August 27, 2010, the Board of Directors approved the recommendation of the Nominating and Corporate Governance Committee and appointed Jeffrey Schutz to fill the director position left vacant by Mr. Lieberman’s retirement for a term expiring at the next annual meeting of stockholders of the Company. The Board also appointed Mr. Schutz to serve on the Nominating and Corporate Governance Committee and on the Compensation Committee of the Board of Directors. Mr. Schutz will be compensated on the same terms as the Company’s other non-employee directors. There are no arrangements or understandings between Mr. Schutz and any other persons pursuant to which Mr. Schutz was appointed as a director.

Mr. Schutz is a managing director of Centennial Ventures, a Denver-based venture capital firm, where he was involved in the start up, growth and development of approximately 50 companies over the past 23 years. Mr. Schutz holds a B.A. in economics from Middlebury College in Vermont, and an M.B.A. from the Darden School at the University of Virginia.

In connection with Mr. Schutz’s appointment to the Compensation Committee, Kathryn Taylor is moving from the Compensation Committee to the Audit Committee.

The Company issued a press release on August 31, 2010, a copy of which is attached hereto as Exhibit 99, in connection with Mr. Lieberman’s retirement and Mr. Schutz’s appointment to the Board.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99    Press Release, dated August 31, 2010, announcing the retirement of Leonard Lieberman from the Board of Directors and the appointment of Jeffrey Schutz to the Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

SONIC CORP.

Date: August 31, 2010	By:	/S/ STEPHEN C. VAUGHAN
Stephen C. Vaughan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release, dated August 31, 2010, announcing the retirement of Leonard Lieberman from the Board of Directors and the appointment of Jeffrey Schutz to the Board of Directors.